Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

Blue Water Biotech, Inc.

a Delaware Corporation

The undersigned, for the purposes of amending the Amended and Restated Articles of Incorporation of Blue Water Biotech, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: In accordance with Section 141 of the DGCL, the Board of Directors of the Corporation (the “Board”) duly adopted a resolution proposing and declaring advisable the following amendment to Article I of the Amended and Restated Articles of Incorporation of said Corporation:

The name of this corporation is Onconetix, Inc.

SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The aforesaid amendment shall be effective as of December 15, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Articles of incorporation of the Corporation to be duly executed by the undersigned this 15h day of December 2023.

Blue Water Biotech, Inc.
By: /s/ Neil Campbell
Name: Neil Campbell
Title: Chief Executive Officer